Exhibit 10.12

EXECUTION COPY

VIRTU FINANCIAL, INC.

2015 MANAGEMENT INCENTIVE PLAN

EMPLOYEE

RESTRICTED STOCK UNIT AND COMMON STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AND COMMON STOCK AWARD AGREEMENT (the “Agreement”), is entered into as of December 31, 2015 (the “Date of Grant”), by and between Virtu Financial, Inc., a Delaware corporation (the “Company”), and Joseph Molluso (the “Participant”).

WHEREAS, the Company has adopted the Virtu Financial, Inc. 2015 Management Incentive Plan (the “Plan”), pursuant to which shares of Class A Common Stock and Restricted Stock Units (“RSUs”) may be granted; and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to grant the shares of Class A Common Stock in recognition of Participant’s service to the Company and its Affiliates from January 1, 2015 through December 31, 2015, and RSUs provided for herein to the Participant subject to the terms set forth herein.

NOW, THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.           Grant of Common Stock and Restricted Stock Units.

(a)         Grant. The Company hereby grants to the Participant a total number of shares of Class A Common Stock equal to $260,000.00 divided by the Issue Price (the “Shares”), and a total number of RSUs equal to $390,000.00 divided by the Issue Price, in each case on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. The RSUs shall be credited to a separate book-entry account maintained for the Participant on the books of the Company, which may be maintained by a third party. The “Issue Price” shall mean the volume weighted average price of shares of the Company’s Class A Common Stock traded during the three days preceding the Date of Grant, as determined by the Company.

(b)         Incorporation by Reference. The provisions of the Plan are incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. Any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Participant and his legal representative in respect of any questions arising under the Plan or this Agreement. The Participant acknowledges that he has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

2.           Vesting; Settlement of Restricted Stock Units.

(a)         The Shares shall be one hundred percent (100%) vested as of the Date of Grant.

(b)         Except as may otherwise be provided herein, subject to the Participant’s continued employment or service with the Company or an Affiliate, the RSUs shall vest in equal installments on each of the first three (3) anniversaries of the Date of Grant (each such date, a “Vesting Date”). Upon each Vesting Date, such portion of the RSUs that vest on such date shall no longer be subject to the transfer restrictions pursuant to Section 9(a) hereof or cancellation pursuant to Section 4 hereof. Any fractional RSUs resulting from the application of the vesting schedule shall be aggregated and the RSUs resulting from such aggregation shall vest on the final Vesting Date.

(c)         Vested RSUs shall be settled within ten (10) days following the Vesting Date for such RSUs in shares of Class A Common Stock, or cash, as determined by the Committee in its sole discretion.

3.           Dividend Equivalents. In the event of any issuance of a cash dividend on the shares of Class A Common Stock (a “Dividend”), the Participant shall be entitled to receive, with respect to each RSU granted pursuant to this Agreement and outstanding as of the record date for such Dividend, payment of an amount equal to the Dividend at the same time as the Dividend is paid to holders of shares of Class A Common Stock generally.

4.           Termination of Employment or Service. If the Participant’s employment or service with the Company and its Affiliates terminates for any reason, all unvested RSUs shall be cancelled immediately and the Participant shall not be entitled to receive any payments with respect thereto.

5.           Rights as a Stockholder. The Participant shall not be deemed for any purpose to be the owner of any shares of Class A Common Stock constituting the Shares or underlying the RSUs unless, until and to the extent that (i) the Company shall have issued and delivered to the Participant the shares of Class A Common Stock constituting the Shares or underlying the RSUs and (ii) the Participant’s name shall have been entered as a stockholder of record with respect to such shares of Class A Common Stock on the books of the Company. The Company shall cause the actions described in clauses (i) and (ii) of the preceding sentence to occur promptly following settlement as contemplated by this Agreement, subject to compliance with applicable laws.

6.           Compliance with Legal Requirements.

(a)         Generally. The granting of the Shares and the granting and settlement of the RSUs, and any other obligations of the Company under this Agreement, shall be subject to all applicable U.S. federal, state and local laws, rules and regulations, all applicable non-U.S. laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. The Participant agrees to take all steps the Committee or the Company determines are reasonably necessary to comply with all applicable provisions of U.S. federal and state securities law and non-U.S. securities law in exercising his rights under this Agreement.

(b)         Taxes and Withholding. The grant of the Shares and the vesting and settlement of the RSUs shall be subject to the Participant satisfying any applicable U.S. federal, state and local tax withholding obligations and non-U.S. tax withholding obligations.  The Participant shall be required to pay to the Company, and the Company shall have the right and is hereby authorized to withhold any cash, shares of Class A Common Stock, other securities or other property or from any compensation or other amounts owing to the Participant, the amount (in cash, Class A Common Stock, other securities or other property) of any required withholding taxes in respect of the Shares or in respect of the RSUs, settlement of the RSUs or any payment or transfer of the RSUs, and to take any such other action as the Committee or the Company deem necessary to satisfy all obligations for the payment of such withholding taxes.  In its sole discretion, the Company may permit the Participant to satisfy, in whole or in part, the tax obligations by (A) withholding shares of Class A Common Stock from the Shares having a Fair Market Value equal to such withholding liability and (B) withholding shares of Class A Common Stock that would otherwise be deliverable to the Participant upon settlement of the RSUs with a Fair Market Value equal to such withholding liability.

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7.           Clawback.  Notwithstanding anything to the contrary contained herein, the Committee may cancel the Shares and RSU award if the Participant, without the consent of the Company, has engaged in or engages in activity that is in conflict with or adverse to the interest of the Company or any Affiliate while employed by or providing services to the Company or any Affiliate, including fraud or conduct contributing to any financial restatements or irregularities, or violates a non-competition, non-solicitation, non-disparagement or non-disclosure covenant or agreement with the Company or any Affiliate, including for the avoidance of doubt Exhibit A to this Agreement, as determined by the Committee. In such event, the Participant will forfeit any compensation, gain or other value realized thereafter on the vesting or settlement of the RSUs, the sale or other transfer of the Shares and the RSUs, or the sale of shares of Class A Common Stock acquired in respect of the RSUs, and must promptly repay such amounts to the Company. If the Participant receives any amount in excess of what the Participant should have received with respect to the Shares or under the terms of the RSUs for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), all as determined by the Committee, then the Participant shall be required to promptly repay any such excess amount to the Company. To the extent required by applicable law and/or the rules and regulations of NASDAQ or any other securities exchange or inter-dealer quotation system on which the Class A Common Stock is listed or quoted, or if so required pursuant to a written policy adopted by the Company, the Shares and the RSUs shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into this Agreement).

8.           Restrictive Covenants.

(a)         The Participant shall be subject to the confidentiality and restrictive covenants set forth on Exhibit A attached hereto.

(b)         In the event that the Participant violates any of the restrictive covenants referred to in this Section 8, in addition to any other remedy which may be available at law or in equity, the RSUs shall be automatically forfeited effective as of the date on which such violation first occurs. The foregoing rights and remedies are in addition to any other rights and remedies that may be available to the Company and shall not prevent (and the Participant shall not assert that they shall prevent) the Company from bringing one or more actions in any applicable jurisdiction to recover damages as a result of the Participant’s breach of such restrictive covenants.

9.           Miscellaneous.

(a)         Transferability. The RSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered (a “Transfer”) by the Participant other than by will or by the laws of descent and distribution, pursuant to a qualified domestic relations order or as otherwise permitted under Section 15(b) of the Plan. Any attempted Transfer of the RSUs contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the RSUs, shall be null and void and without effect.

(b)         Waiver.  Any right of the Company contained in this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

(c)         Section 409A.  The RSUs are intended to be exempt from, or compliant with, Section 409A of the Code. Notwithstanding the foregoing or any provision of the Plan or this Agreement,

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if any provision of the Plan or this Agreement contravenes Section 409A of the Code or could cause the Participant to incur any tax, interest or penalties under Section 409A of the Code, the Committee may, in its sole discretion and without the Participant’s consent, modify such provision to (i) comply with, or avoid being subject to, Section 409A of the Code, or to avoid the incurrence of taxes, interest and penalties under Section 409A of the Code, and/or (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to the Participant of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A of the Code. This Section 9(c) does not create an obligation on the part of the Company to modify the Plan or this Agreement and does not guarantee that the RSUs will not be subject to interest and penalties under Section 409A.

(d)         General Assets. All amounts credited in respect of the RSUs to the book-entry account under this Agreement shall continue for all purposes to be part of the general assets of the Company. The Participant’s interest in such account shall make the Participant only a general, unsecured creditor of the Company.

(e)         Notices. Any notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax, pdf/email or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, to the attention of the General Counsel at the Company’s principal executive office.

(f)          Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(g)         No Rights to Employment or Service. Nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant or director of the Company or its Affiliates or shall interfere with or restrict in any way the rights of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant at any time for any reason whatsoever.

(h)         Fractional Shares. In lieu of issuing a fraction of a share of Class A Common Stock resulting from adjustment of the Shares or the RSUs pursuant to Section 12 of the Plan or otherwise, the Company shall be entitled to pay to the Participant an amount in cash equal to the Fair Market Value of such fractional share.

(i)          Beneficiary. The Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation.

(j)          Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

(k)         Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto, except for any changes permitted without consent under Section 12 or 14 of the Plan.

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(l)          Governing Law and Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Delaware.

(i)         Dispute Resolution; Consent to Jurisdiction. All disputes between or among any Persons arising out of or in any way connected with the Plan, this Agreement, the Shares or the RSUs shall be solely and finally settled by the Committee, acting in good faith, the determination of which shall be final. Any matters not covered by the preceding sentence shall be solely and finally settled in accordance with the Plan, and the Participant and the Company consent to the personal jurisdiction of the United States Federal and state courts sitting in Wilmington, Delaware as the exclusive jurisdiction with respect to matters arising out of or related to the enforcement of the Committee’s determinations and resolution of matters, if any, related to the Plan or this Agreement not required to be resolved by the Committee. Each such Person hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the last known address of such Person, such service to become effective ten (10) days after such mailing.

(ii)       Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated (whether based on contract, tort or any other theory). Each party hereto (A) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this section.

(m)        Headings; Gender.  The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.  Masculine pronouns and other words of masculine gender shall refer to both men and women as appropriate.

(n)         Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

(o)         Electronic Signature and Delivery. This Agreement may be accepted by return signature or by electronic confirmation. By accepting this Agreement, the Participant consents to the electronic delivery of prospectuses, annual reports and other information required to be delivered by U.S. Securities and Exchange Commission rules (which consent may be revoked in writing by the Participant at any time upon three business days’ notice to the Company, in which case subsequent prospectuses, annual reports and other information will be delivered in hard copy to the Participant).

(p)         Electronic Participation in Plan. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

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IN WITNESS WHEREOF, this Agreement has been executed by the Company and the Participant as of the day first written above.

VIRTU FINANCIAL, INC.

By:	/s/ Douglas A. Cifu
Name:	Douglas A. Cifu
Title:	Chief Executive Officer

/s/ Joseph Molluso
Joseph Molluso

[Signature Page to Restricted Stock Unit and Common Stock Award Agreement]

Exhibit A

1.    Confidentiality.

a.    The Participant shall, and shall direct his or her Affiliates and their respective directors, officers, members, stockholders, partners, employees, attorneys, accountants, consultants, trustees and other advisors (the “Participant Parties”) who have access to Confidential Information to keep confidential and not disclose any Confidential Information to any Person, other than a Participant Party who agrees to keep such Confidential Information confidential in accordance with this Section 1of this Exhibit A, without the express consent of the Company, unless:

i.     such disclosure shall be required by applicable law;

ii.    such disclosure is reasonably required in connection with any tax audit involving the Company or its Affiliates;

iii.   such disclosure is reasonably required in connection with any litigation against or involving the Company; or

iv.   such disclosure is reasonably required in connection with any proposed Transfer of all or any part of the Participant’s Shares or RSUs; provided that with respect to any such use of any Confidential Information referred to in this clause (iv), advance notice must be given to the Company so that it may require any proposed transferee to enter into a confidentiality agreement with terms substantially similar to the terms of this Section 1 of this Exhibit A (excluding this clause (iv)) prior to the disclosure of such Confidential Information.

b.    In the event that the Participant or any Participant Party is required to disclose any of the Confidential Information, the Participant shall use reasonable efforts to provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement, and the Participant shall use reasonable efforts to cooperate with the Company in any effort the Company undertakes to obtain a protective order or other remedy. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions of this Section 1 of Exhibit A, the Participant and the Participant Parties shall furnish only that portion of the Confidential Information that is legally required and shall exercise all reasonable efforts to obtain reasonably reliable assurance that the Confidential Information shall be accorded confidential treatment.

c.    Notwithstanding anything in this Agreement to the contrary, the Participant may disclose to any subsequent employer the restrictions to which the Participant is subject to pursuant to this Agreement.

2.    Non-Compete; Non-Solicit; Non-Disparagement. During the Restrictive Covenant Period, the Participant:

a.    shall not directly or indirectly engage in any Competitive Activity;

b.    shall not directly or indirectly solicit, or assist any other Person to solicit, as an employee or consultant, any employee, former employee or member of the Company, Virtu Financial LLC or any of their respective Affiliates (the “Company Parties”);

c.    shall not, and shall cause his or her controlled Affiliates not to, hire, or assist any other Person to hire, as an employee or consultant, any employee, former employee, member or retired member of the Company Parties; and

d.    shall not take, and shall take reasonable steps to cause his or her Affiliates not to take, any action or make any public statement, whether or not in writing, that disparages or denigrates the Company Parties or their respective directors, officers, employees, members, representatives and agents; provided,  however, that nothing in this Section 2(d) of this Exhibit A shall prevent the Participant from (i) testifying truthfully in any legal or administrative proceeding if such testimony is compelled or requested or (ii) complying with applicable legal requirements.

3.    Enforcement of Covenants.  The Participant agrees that (i) the agreements and covenants contained in Section 2 of this Exhibit A are reasonable in scope and duration and necessary to protect and preserve the Company Parties’ legitimate business interests and to prevent any unfair advantage conferred on the Participant taking into account, and in specific consideration of, the undertakings and obligations of the parties under the Agreement, (ii) but for the Participant’s agreement to be bound by the agreements and covenants contained under Section 2 of this Exhibit A, the Company Parties would not have entered into or consummated those transactions contemplated by the Agreement, and (iii) irreparable harm would result to the Company Parties as a result of a violation or breach (or potential violation or breach) by the Participant (or his or her Affiliates) of Section 2 of this Exhibit A and the Company Parties shall have the right to specifically enforce the provisions of Section 2 of this Exhibit A in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity. If a final judgment of a court of competent jurisdiction or other Governmental Authority determines that any term, provision, covenant or restriction contained in Section 2 of this Exhibit A is invalid or unenforceable, then the parties hereto agree that the court of competent jurisdiction or other Governmental Authority will have the power to modify Section 2 of this Exhibit A (including by reducing the scope, duration or geographic area of the term or provision, deleting specific words or phrases or replacing any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision) so as to effect the original intention of the invalid or unenforceable term or provision. To the fullest extent permitted by law, in the event that any proceeding is brought under or in connection with Section 2 of this Exhibit A, the prevailing party in such proceeding (whether at final or on appeal) shall be entitled to recover from the other party all costs, expenses, and reasonable attorneys’ fees incident to any such proceeding. The term “prevailing party” as used herein means the party in whose favor the final judgment or award is entered in any such proceeding.

4.    Certain Definitions.

a.    “Algorithmic Liquidity Trading” means trading Financial Assets through the use of an electronically automated trading system that generates order sets (which, for purposes of clarity, can consist of a single order) with the intention of (i) creating profit by providing two-sided liquidity to the market, (ii) making a profit margin consistent with the business of making the bid-offer spread or less per unit of the Financial Asset(s) being traded (including by providing either one-sided or two sided liquidity to the market), or (iii) creating Simultaneous order sets that are generated with the intention of locking in an Arbitrage profit. For the avoidance of doubt, “Algorithmic Liquidity Trading” does not include trading in which an Order or Orders are manually generated and submitted for execution by a natural person (including, without limitation, Stop Orders, Limit Orders, Volume-Weighted Average Price Orders and other common Order types that may involve multiple instructions to a third party and which may involve such third party employing an algorithm in executing the Order provided the algorithm executes only on one side of the market as a “buy” or “sell” Order, and including a portfolio-rebalancing Order (which for the avoidance of doubt may involve both a “buy” and a “sell” component within a single Order)).

b.    “Arbitrage” means arbitrage consistent with the practice of high frequency trading.

c.    “Competitive Activity” means (i) serving as a director, officer, employee, trader, manager, consultant, agent or advisor of, or otherwise directly or through an Affiliate providing services to a Competitive Enterprise; (ii) designing or developing any Competitive Technology; (iii) directly or through an Affiliate (A) engaging in Strategy Competition or (B) retaining or otherwise engaging any other Person to undertake any of the actions described in clauses (i), (ii), (iii)(A) or (iv)    of this definition; (iv) serving as a director, officer, employee, trader, manager, consultant, agent or advisor of, or otherwise directly or through an Affiliate providing services to any business, financial institution, investment bank or other business enterprise (in any form, including without limitation as a corporation, partnership, limited liability company or other Person) that is, or whose Affiliate is, engaged in Strategy Competition, in each case except in a capacity that does not involve or require the Participant to engage in any activities described in clauses (i), (ii) or (iii) of this definition above or have any direct management oversight of or involvement in Strategy Competition; (v) acquiring directly or through an Affiliate in the aggregate directly or beneficially, whether as a shareholder, partner, member or otherwise, any equity (including stock options or warrants, whether or not exercisable), voting or profit participation interests (collectively, “Ownership Interests”) in a Competitive Enterprise, or any derivative where the reference asset is an Ownership Interest in a Competitive Enterprise, other than a passive investment of not more than, as calculated at the time of acquisition (but after giving effect to any transaction or transactions to occur in connection with such acquisition), 1% (measured by voting power or value, whichever is greater) of the fully diluted Ownership Interests of a Competitive Enterprise (for the avoidance of doubt, such percentage interest shall be calculated based on the Participant’s percentage of direct and indirect ownership of the Competitive Enterprise and not any intermediary, such as a holding company or partnership) (it being understood that this clause (v) shall not apply to prohibit the holding of an Ownership Interest if, at the time of acquisition of such Ownership Interest, the Person in which such direct or indirect Ownership Interest is acquired is not a Competitive Enterprise and the Participant is not aware at the time of such acquisition, after reasonable inquiry, that such Person has any plans to become a Competitive Enterprise); or (vi) directly or through an Affiliate owning any Ownership Interests in any Person listed in Schedule 1 of this Exhibit A (or any parent company or entity of a Person listed in Schedule 1 of this Exhibit A or any successors thereto, other than a parent company or entity that is not a Competitive Enterprise) (a “Restricted Investment”), or any derivative where the reference asset is an Ownership Interest in a Restricted Investment, except to the extent such Ownership Interests or derivatives are held through an index fund, an exchange traded fund, a mutual fund, hedge fund, or other form of collective investment or fund, or through a managed account, in each case, where a third party that is not affiliated with the Participant exercises sole investment discretion in respect of such fund or account and such third party has not disclosed at the time the Participant makes his or her investment that it holds or intends to hold any Ownership Interests in a Restricted Investment.

d.    “Competitive Enterprise” means any Person or business enterprise (in any form, including without limitation as a corporation, partnership, limited liability company or other Person), or subsidiary, division, unit, group or portion thereof, whose primary business is (A) engaging in Strategy Competition; or (B) engaging in any other business in which the Company Parties engage in a material way, or have concrete plans to engage in a material way as of the Relevant Date, in each case as reasonably determined by the Company.  For the sake of clarity, in the case of a subsidiary, division, unit, group or portion whose primary business is described above: (1) the larger business enterprise or Person owning such subsidiary, division, unit, group or portion shall not be deemed to be a Competitive Enterprise unless the primary business of such larger business enterprise or Person is engaged in Strategy Competition and (2) the subsidiary, division, unit, group or portion whose primary business is engaging in Strategy Competition shall be deemed a Competitive Enterprise.

e.    “Competitive Technology” means any system, program, hardware or software (including any network architecture, system architecture, messaging architecture, trade processing and clearing systems and architecture, database architecture and storage of market and trading data for purposes of statistical analysis, network infrastructure, market data processing and messaging types that support such market data processing, order processing or any other software or hardware): (i) only if developed for one or more financial institution(s) or designed primarily for use by, or sale or license to, one or more financial institutions, is (A) used (or will be used in the future in its current or any enhanced or modified form) in Strategy Competition to evaluate, route or execute orders or trades in any Financial Asset or (B) used (or will be used in the future in its current or any enhanced or modified form) in Strategy Competition for the efficient processing and dissemination of market data or messaging for Financial Assets, or (ii) in any case, is specifically designed or intended for use in Strategy Competition.

f.    “Confidential Information” means any information related to the activities of the Company Parties that the Participant may acquire from the Company, other than information that (i) is already available through publicly available sources of information (other than as a result of disclosure by the Participant), (ii) was available to the Participant on a non-confidential basis prior to its disclosure to the Participant by the Company, or (iii) becomes available to the Participant on a non-confidential basis from a third party, provided such third party is not known by the Participant, after reasonable inquiry, to be bound by this Agreement or another confidentiality agreement with the Company. Such Confidential Information may include information that pertains or relates to the business and affairs of any other Company matters. Confidential Information may be used by the Participant and its Participant Parties only in connection with Company matters and in connection with the maintenance of the Participant’s interest in the Company.

g.    “Financial Asset” means commodities, currencies, equities, notes, bonds, securities, evidence of indebtedness and derivatives thereof.

h.    “Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

i.     “Jaguar Trading” means trading through the use of electronically automated means to analyze and act upon Economic Numerical Data (i.e., economic data released by government agencies, quasi-governmental agencies, or industry groups commonly tracked by investors (e.g., ADP or Gallup employment data, the Michigan Consumer Sentiment Index and National Association of Realtors home-sale data)) with the intent to enter a position within two seconds after the public (or equivalent) release of such economic numerical data, including by using models and algorithms to predict the effect on prices of such economic numerical data. Economic Numerical Data does not include financial instrument price and volume data. Jaguar Trading does not include trading in which each instruction to acquire or dispose of a specified quantity of a single instrument is individually manually generated and submitted for execution by a natural person (and not by any algorithmic means), even if such Order is executed within two seconds after the release of such economic numerical data (for example, and without limitation, the execution of a previously placed Stop Order triggered after the release of economic numerical data).

j.    “Order” means an instruction to acquire or dispose of a specified quantity or amount of a Financial Asset.

k.    Relevant Date” means, (i) for as long as the Termination Date has not occurred, the date that the Participant engages in any activity that is prohibited by Section 2 of this Exhibit A and (ii) if the Termination Date has occurred such Termination Date.

l.    “Restrictive Covenant Period” means, any time until the third (3rd) anniversary of the Termination Date.

m.   “Simultaneous” means, with respect to more than one event, the occurrence of such events occurring within 500 milliseconds of each other.

n.    “Strategy Competition” means, (i) trading activities that utilize trading strategies that constitute Algorithmic Liquidity Trading or Jaguar Trading or (ii) any other strategy in which the Company Parties engage in a material way or have concrete plans to engage in a material way as of the Relevant Date, in each case as reasonably determined by the Company.

o.    “Termination Date” means, the date the Participant ceases to be employed by the Company, Virtu Financial LLC or any of their respective controlled Affiliates.

Schedule 1 of Exhibit A

Restricted Investments

All Options	Jump Trading
Allston Trading	KCG Holdings
AQR	Millenium
Athena Capital	Nyenburgh
Automat	Optiver
Automated Trading Desk	Peak 6
Blue Fire Capital	Point72 (f/k/a SAC Capital)
Breakwater Capital	Quantlab
Buttonwood	Renaissance
Chicago Trading Company	RGM Advisors
Chopper Trading	Ronin Capital
Citadel	RSJ Algorithm Trading
CTC	SIG Susquehanna
DE Shaw	Simplex Spot Trading
DRW Trading Group	Sun Trading
Final	Teza Trading
Flow Traders	Tibra
Gelber	Tower Research Capital
Hard 8 Future	Tradebot
Headlands Capital	Tradeworx
Hudson River Trading	Trading Machine
IBKR	TransMarket Group
IMC Asset Management	Two Sigma
Infinium Group	Wolverine
Interactive Brokers (Timber Hill)	Xambala
International Algorithmic	Zomojo
Jane Street